Exhibit 3.1
Amendment No. 8 to the
Amended and Restated Limited Liability Company
Operating Agreement of DIV Holding LLC
This Amendment No. 8 (this “Amendment”) to the Amended and Restated Limited Liability Company Operating Agreement of DIV Holding LLC, a Delaware limited liability company (the “Company”), is entered into as of June 11, 2008 by and between The Veritas Capital Fund II, L.P., a Delaware limited partnership (“Veritas”), and the Person listed as the Consenting Class B Member on the Consenting Class B Member Signature Page hereof (the “Consenting Class B Member”).
WHEREAS, the Company was formed pursuant to that certain Limited Liability Company Operating Agreement dated as of February 11, 2005 among Veritas and the other Persons listed as Class A Members named therein, as amended by that certain Amended and Restated Limited Liability Company Operating Agreement dated as of April 28, 2005 among Veritas and the other Persons listed as Class A Members named therein, as further amended by that certain Amendment No. 1 to the Amended and Restated Limited Liability Company Operating Agreement dated as of November 22, 2005 among Veritas and the other Persons listed as Class A Members and Class B Members named therein, as further amended by that certain Amendment No. 2 to the Amended and Restated Limited Liability Company Operating Agreement dated as of March 14, 2006 among Veritas and the Persons listed as Additional Class B Members named therein, as further amended by that certain Amendment No. 3 to the Amended and Restated Limited Liability Company Operating Agreement dated as of June 2, 2006 between Veritas and the Person listed as an Additional Class B Member named therein, as further amended by that certain Amendment No. 4 to the Amended and Restated Limited Liability Company Operating Agreement dated as of July 17, 2006 between Veritas and the Person listed as an Additional Class B Member named therein, as further amended by that certain Amendment No. 5 to the Amended and Restated Limited Liability Company Operating Agreement dated as of December 1, 2006 among Veritas and the Persons listed as Additional Class B Members named therein, as further amended by that certain Amendment No. 6 to the Amended and Restated Limited Liability Company Operating Agreement dated as of February 26, 2007 among Veritas, the Person listed as an Additional Class B Member and the Persons listed as Consenting Class B Members named therein, and as further amended by that certain Amendment No. 7 to the Amended and Restated Limited Liability Company Operating Agreement dated as of September 6, 2007 by Veritas (collectively, the “Operating Agreement”);
WHEREAS, effective May 19, 2008, the Consenting Class B Member resigned as President and Chief Executive Officer of DI Corp. and DynCorp International LLC;
WHEREAS, the Consenting Class B Member is a member of the board of directors of DI Corp. (the “DI Corp. Board”); and
WHEREAS, Veritas and the Consenting Class B Member desire to reflect certain changes to the Class B Percentage Interest of the Consenting Class B Member;

NOW, THEREFORE, in consideration of the mutual agreements made herein, Veritas and the Consenting Class B Member hereby agree to amend the Operating Agreement as follows:
1. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Operating Agreement.
2. Notwithstanding any provisions of the Operating Agreement to the contrary, effective as of May 19, 2008, the Class B Percentage Interest of the Consenting Class B Member is reduced to a total of 0.63500%, of which (i) 0.03500% shall continue to vest as originally provided in the Operating Agreement so long as the Consenting Class B Member remains a member of the DI Corp. Board, (ii) 0.52000% is vested and not subject to reduction pursuant to the terms of the Operating Agreement, (iii) 0.04000% shall vest on May 19, 2009, provided the Consenting Class B Member remains a member of the DI Corp. Board on such date, and (iv) 0.04000% shall vest on May 19, 2010, provided the Consenting Class B Member remains a member of the DI Corp. Board on such date.
3. Schedule A and Schedule B to the Operating Agreement are hereby amended in the forms annexed hereto to reflect the names, addresses, Capital Contributions, Class A Percentage Interests and Class B Percentage Interests of the Members after (i) the reduction of the Class B Percentage Interest of the Consenting Class B Member as provided in Section 2 hereof, and (ii) the reduction of the Class B Percentage Interests of certain other Class B Members.
4. All other terms of the Operating Agreement shall remain in full force and effect.
5. This Amendment may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.
[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

THE VERITAS CAPITAL FUND II, L.P.
By:	/s/ Robert B. McKeon
Authorized Signatory

Amendment No. 8 to the Amended and Restated Limited Liability Company
Operating Agreement of DIV Holding LLC
Consenting Class B Member Signature Page

Herbert J. Lanese Name of Consenting Class B Member

Class B Percentage Interest: 0.635%
/s/ Herbert J. Lanese
Signature

B-1